CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 29th day of November, 2022 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is the sole legal and beneficial owner of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is One Million Five Hundred Thousand U.S. Dollars (USD $1,500,000) (the "***Purchase Price***"). The "**Closing Date**" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller, which shall be no later than 70 calendar days from the Effective Date. The Purchase Price shall be paid as follows: (i) a deposit in the amount of One Hundred Fifty Thousand U.S. Dollars (USD $150,000) (the "***First Installment***") shall be paid within five (5) business days of the Effective Date, and (ii) the remaining One Million Three Hundred Fifty Thousand Dollars ($1,350,000) (the "***Final Installment***") shall be paid no later than seventy (70) calendar days from the Effective Date. The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work following any Treatment (as defined herein) on or prior to the Closing Date. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit C, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment. Any payments not made within five (5) business days of their respective due dates under this Agreement, after Seller has notified Agent of such failure, shall bear interest at the rate of 10% per annum until such payment has been made in full.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit D to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Title Claims***").

3.1.5. Seller has not been notified of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all material information in Seller's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 7.1 below) and at the Closing Date, as stated in the condition report attached hereto as Exhibit A (the "***Condition Report***"), which shall be prepared following the treatment of the Work as described in the treatment proposal attached hereto as Exhibit B (the "***Treatment Proposal***", with the actual processes contained referred to as the "Treatment"). Upon delivery at the Delivery Location, a new condition report for the Work shall be prepared at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not materially in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Closing Date, Buyer shall have the right to terminate the Purchase Agreement in its sole discretion.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country.

3.2. Subject to the provisions of Section 3.3 hereof, Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Purchase Agreement. On and after the Closing Date, Buyer does hereby agree to indemnify, defend and hold Seller free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Seller as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Seller arising by reason of, or in connection with, the Work other than caused by the breach or alleged breach by Seller of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Purchase Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representations and warranties in Section 3.1.2. and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date. All other representations, warranties or certifications of Seller contained in this Agreement shall survive the Closing Date for a period of twelve (12) months. Notwithstanding anything contained in this Agreement to the contrary, after the time periods set forth in the preceding sentence the applicable representations, warranties or certifications ("Representations") shall expire and terminate (except with respect to any violations, misrepresentations or claims asserted in writing by Agent prior to the expiration of such applicable time periods), and Seller shall have no liability for breaches of any Representations, which are made by Seller herein or in any of the documents or instruments delivered by Seller hereunder if (1) Buyer and/or Agent had actual knowledge of such breach by Seller (including, without limitation, actual knowledge gained by Buyer and/or Agent in the course of its

due diligence as to a fact or circumstance which, by its nature, indicates that a Representation was or has become untrue or inaccurate) at the Closing Date, and (2) Buyer and/or Agent elected to proceed to close the transactions contemplated by this Agreement; and Buyer and/or Agent shall not otherwise have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of such breach of such Representation.

4. STORAGE AND CARE OF THE WORK.

4.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 7.1 below), Seller shall store the Work in fine art storage at [***] (the ***"Current Location"***). Seller shall notify Agent in writing prior to any relocation of the Work, unless agreed upon under separate cover.

4.2. Seller agrees to use its reasonable commercials efforts (a) for an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and (b) to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported promptly to Agent upon Seller obtaining knowledge thereof. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) Buyer's acceptance of the Work at the Delivery Location and (ii) payment by Buyer of the amount due on the Closing Date. From and after the date of payment of the First Installment, Buyer shall be named as an additional insured and a "loss payee" on such policy in the amount of its deposit and Seller will issue an insurance certificate which delineates the First Installment in the name of Agent as well as the work being fully insured at Seller's cost for the duration of the Purchase Agreement until the Closing Date. On or before the date of payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee.

6. TITLE. On the Closing Date and receipt of the full Purchase Price, Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Title Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity in the possession of Seller.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at UOVO Delaware, 101 Lake Drive, Newark, Delaware 19702 (the "***Delivery Location***").

7.2. Seller shall pay all costs and be responsible for arranging crating, packing, shipping and insuring the Work from its current location to the Delivery Location and insuring the Work until the Closing Date.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. Buyer shall be responsible to pay any fees or costs of Agent and/or any agent or advisor engaged by Agent or Buyer in connection with the transactions contemplated hereby and Seller shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION.

9.1 Buyer, or Agent on behalf of Buyer, inspected the work on November 17, 2022. Following the aforementioned inspection, it is mutually agreed to by the parties that the Work will receive Treatment prior to sale as set forth on the Treatment Proposal as a condition precedent to purchase.

9.2 Following Treatment to the Work as detailed in the Treatment Proposal, Buyer shall be entitled to prepare the Condition Report to review the outcome of the Treatment, and shall be entitled to inspect the Work at least one additional time prior to the Closing Date to confirm condition. Within three (3) business days of either receipt of the Condition Report or the aforementioned inspection, Buyer will provide written notice of approval of the condition to the Seller. When the Work is delivered to the Delivery Location, UOVO Delaware shall be entitled to inspect the Work to confirm that the condition of the Work matches the condition reflected in the Condition Report.

10. TERMINATION WITH CAUSE. In the event prior to the Closing Date of: (i) a material breach of this Purchase Agreement by Seller; or (ii) the falsity or material inaccuracy of any of Seller's representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and whether or not such facts or events were caused by Seller or under Seller's control), or (iii) in the event of a material change, loss, or damage to the condition of the Work due to Treatment in Buyer's sole, reasonable opinion, (x) Buyer shall have the right to terminate this Purchase Agreement by delivering written notice of termination to Seller, and Seller shall within thirty (30) days of receipt of such written notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and (y) if such breach occurs or is discovered after the Work has been delivered to Buyer, concurrently with the receipt of such funds, Buyer will, at its sole cost and expense, deliver the Work to Seller at its Current Location, unless prevented by law from doing so. For the purposes of this Section 10, "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. In the event that any party must resort to legal action, the prevailing party will be entitled to reimbursement from the non-prevailing parties for all reasonable attorneys' fees and other costs. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY: [***]

AGENT:

MASTERWORKS GALLERY, LLC

BY: MARIYA GOLOVINA
ITS: EXECUTIVE VICE PRESIDENT, ACQUISITIONS

[Signature Page to Art Purchase Agreement]

<u>EXHIBIT A</u>

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

TREATMENT PROPOSAL

EXHIBIT C

INVOICE

INVOICE

Invoice #[***]
November 28, 2022

Masterworks Gallery, LLC as agent for
Masterworks Cayman, SPC, acting on behalf of
its Gallery Segregated Portfolio
225 Liberty Street, 29th Floor
New York, NY 10281

Albert Oehlen $1,500,000.00
Auf-(Der Strasse) Schreiben

2000
Oil, acrylic, enamel and charcoal on canvas
94 1/8 x 94 1/8 inches
(Inv# 1749)



Subtotal:	$1,500,000.00
Total:	**$1,500,000.00**

Title will not pass until payment is received in full.

Thank You.

SHIP TO:
UOVO Delaware
101 Lake Drive
Newark, DE 19702

EXHIBIT D

BILL OF SALE

Dated: _______________, 2022

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")
Artist:	Albert Oehlen	(the "Work")
Title:	Auf (der Straße) schreiben [Writing (on the street)]	
Medium:	Oil, acrylic, enamel, and charcoal on canvas	
Size:	94.50 x 94.50 in. (240.03 x 240.03 cm.)	
Date:	2005	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	USD $1,500,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated November 29, 2022, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____

BY: